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                                   COACH, INC.

                              ARTICLES OF AMENDMENT


         Coach, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

               FIRST: The charter of the Corporation (the "Charter") as currently in effect is hereby amended by deleting therefrom in its entirety existing Section 6.1 of Article VI, and inserting in lieu thereof, the following new Section 6.1 of Article VI:

               Section 6.1 Authorized Shares. The Corporation has authority to issue 125,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 25,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $1,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, without any action by the stockholders of the Corporation, may amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

               SECOND: The foregoing amendment to the Charter of the Corporation was duly approved by the Board of Directors of the Corporation, all in accordance with applicable sections of the Maryland General Corporation Law and the Charter and Bylaws of the Corporation. No approval by the stockholders of the Corporation is required by the Maryland General Corporation Law or the Charter and Bylaws of the Corporation.

               THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 125,000,000 shares, of which 100,000,000 shares were shares of Common Stock and 25,000,000 were shares of Preferred Stock. The aggregate par value of all shares of stock having par value was $1,250,000.

               FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 150,000,000 shares, of which 125,000,000 shares are shares of Common Stock and 25,000,000 shares are shares of Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $1,500,000.

               FIFTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to

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all matters or facts required to be verified under oath, the undersigned Chief
Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

               IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 3rd day of May, 2001.



                                    COACH, INC.


                                    By: /s/ Lew Frankfort  (SEAL)
                                        -----------------
                                            Lew Frankfort
                                            Chief Executive Officer


Attest:

By: /s/ Carole P. Sadler
   ---------------------
        Carole P. Sadler
        Secretary